EXHIBIT 10.25
CORNING INCORPORATED

SUPPLEMENTAL PENSION PLAN

Amendment No. 1 to January 1, 2023 Restatement

Corning Incorporated (the “Company”) hereby amends the Corning Incorporated Supplemental Pension Plan as follows, effective January 1, 2026.

1.Section 3.2 is revised to read as follows:

3.2    Notwithstanding any provision to the contrary, an otherwise eligible Employee shall be ineligible to participate and shall forfeit all rights to receive any benefit payment under this Plan if such employee:
(a)    is terminated for cause, which determination shall be in the sole discretion of the Committee and this determination shall be final and binding on all persons; or
(b)    terminates employment for any reason prior to becoming fully vested in the Qualified Plan.
Additionally, an Employee who is designated as eligible to receive benefits under the Executive Supplemental Pension Plan shall not be entitled to any benefits under the Corning Incorporated Supplemental Pension Plan. Instead, such an Employee’s benefit will be determined under the terms of the Executive Supplemental Pension Plan, which generally ensures payment of any vested benefit under this Plan that has accrued as of the date the Employee commences participation under the Executive Supplemental Pension Plan. Notwithstanding the foregoing, an Employee who is currently accruing a benefit under the career average formula of the Qualified Plan and who is designated as eligible to receive benefits under the Executive Supplemental Pension Plan shall be entitled to accrue a benefit under Section 4.1(c)(v) of this Plan.
2.Section 4.1 is revised to read as follows:
4.1    Benefit Amount.
(a)    For an eligible Employee entitled to a Part I career average benefit under the Qualified Plan, the supplemental career average benefit payable under this Plan on his or her Normal or Early Retirement Date shall be a straight life annuity equal to the excess of (i) over (ii) where:
(i)    equals the aggregate amount he or she would be entitled to receive under the Qualified Plan’s Part I career average formula as of the date benefits commence under Section 4.2 without regard to Code limitations on benefits or compensation but with regard to the modifications listed in subparagraph (c) below, and
(ii)    equals the amount the eligible Employee is actually entitled to receive as of such date under the Qualified Plan’s Part I career average formula.
(b)    For an eligible Employee entitled to a Part II cash balance benefit under the Qualified Plan, the supplemental cash balance benefit payable under this Plan shall be a lump sum amount equal to the excess of (i) over (ii) where:
(i)    equals the aggregate amount he or she would be entitled to receive under the Qualified Plan’s Part II cash balance formula as of the date benefits commence under Section 4.2 without regard to Code limitations on benefits or compensation but with regard to the modifications listed in subparagraph (c) below, and
(ii)    equals the amount the eligible Employee is actually entitled to receive as of such date under the Qualified Plan’s Part II cash balance formula.
(c)    The modifications referred to in computing the benefit under (a) and (b) above are as follows:
(i)    the term compensation shall mean the total remuneration (before salary reduction, if any, under the Company’s Management Deferral Plan, Supplemental Investment Plan, Investment Plan or any other Code Section 125, 132(f) or 401(k) employee benefit plan) paid to an Employee by the Company for personal services actually rendered, including cash payments of GoalSharing awards, Performance Incentive Plan awards, Division Cash Awards, Individual Outstanding Contributor Awards, Annual Variable Incentive Plan bonuses, and certain other eligible cash bonuses, but excluding any Company contributions paid under this Plan or any other employee benefit or deferred compensation plan, awards under the Company’s Incentive Stock Plan, non-cash bonuses, awards under the Corporate Performance Plan, the value of stock purchase contracts, dividends or dividend equivalents thereon, reimbursed expenses, overseas allowances, cost-of-living allowances, death benefits, severance pay, signing bonuses, Performance Excellence Plan bonuses, special achievement bonuses and other unusual payments determined by the Committee in a non-discriminatory manner. The Committee, in its sole discretion, may add to the items of includable compensation other compensatory payments or benefits earned by eligible Employees;
(ii)    pursuant to any agreement with an Employee and with the approval of the Committee, the service factor for persons who retire from a

Participating Company on or after reaching age 55 with a Part I career average benefit or with a Part II cash balance benefit may take account of the eligible Employee’s service with any prior employer;
(iii)    in the discretion of the Committee the benefit under this Plan may, in lieu of the formula amount under Section 4.1(a) or (b), be a minimum benefit expressed in dollar terms or a percentage of pay, offset by the amount the Employee is actually entitled to receive under the Qualified Plan. Any such minimum benefit shall be identified in such records as the Committee deems appropriate; and
(iv)    in determining the aggregate amount that an eligible Employee entitled to a Part II cash balance benefit under the Qualified Plan would be entitled to receive under the Qualified Plan’s Part II cash balance formula for purposes of Section 4.1(b), the Career Average Contributions and Interest Allocations applicable to Career Average Contributions under the Qualified Plan effective January 1, 2023, will be disregarded and not considered under subsection (i) or (ii) thereof, such that no additional amount will be paid under this Plan for Career Average Contributions and Interest Allocations applicable to Career Average Contributions that could not be credited under the Qualified Plan, and such that the amount payable under this Plan is not reduced by the Career Average Contributions and Interest Allocations applicable to Career Average Contributions credited under the Qualified Plan.
(v)    For eligible Employees who are currently accruing a benefit under the career average formula of the Qualified Plan (part I benefit), solely for determining the eligible Employee’s supplemental Part II cash balance benefit under this Plan, the eligible Employee’s cash balance account shall be credited with an amount equal to 2.175% of his or her monthly compensation. The amount of such credits shall be determined at the end of each month based on that month’s compensation paid during that month and credited to the eligible Employee’s cash balance account on the last day of the month. Solely for determining the eligible Employee’s supplemental Part II cash balance benefit under this Plan, such amounts credited to the eligible Employee’s cash balance account under this paragraph shall receive an interest allocation based on the formula and rules set forth in Part II of the Qualified Plan.
Except for the foregoing modifications, the benefit calculation under Section 4.1 of this Plan shall be made in the same manner as it would be made under the Qualified Plan, including application of any pertinent reductions for early retirement and by reference to the definitions that appear in the Qualified Plan, except that (i) for purposes of calculating a supplemental cash balance benefit, the benefit shall be based on the stated balance of the eligible Employee’s cash balance account and shall not be adjusted on account of any tax qualification rules not explicitly incorporated in the Qualified Plan’s cash balance formula; and (ii) any special adjustments made to an Employee’s benefit under the Qualified Plan due to a disability shall not apply to this Plan after the Employee’s termination of employment.
3.Section 4.9 is revised by inserting the following paragraph after the first paragraph of that subsection:
Effective for eligible Employees who die on or after January 1, 2026, if an eligible Employee has designated his or her spouse as his or her beneficiary under this Plan, that designation shall automatically become null and void in the event of the eligible Employee’s divorce, without prejudice, however, to any rights the former spouse may be granted pursuant to a domestic relations order. In the event that a beneficiary designation is voided hereunder, the benefit under this Plan shall be paid as if the former spouse had pre-deceased the eligible Employee. An eligible Employee who wishes the former spouse to be his or her beneficiary may file a new beneficiary designation form naming the former spouse after the date of divorce. Notwithstanding the foregoing, neither the Plan, the Company, nor any other person will be liable for payment made to a named beneficiary prior to the date that the Plan’s recordkeeper is notified that such person is a divorced spouse.

4.Section 5.4 is revised to read as follows:
5.4    Claims Procedures.
(a)    Claim for Benefits. The Committee, or its authorized delegate, shall maintain a procedure under which an Employee or his or her beneficiary (or an authorized representative acting on behalf of an Employee or his or her beneficiary) may assert a claim for benefits under the Plan. Any such claim shall be submitted to the Committee in writing. The Committee will generally notify the claimant of its decision within 90 days after it receives the claim. However, if the Committee determines that special circumstances require an extension of time to decide the claim, it may obtain an additional 90 days to decide the claim. Before obtaining this extension, the Committee will notify the claimant, in writing and before the end of the initial 90-day period, of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.
(b)    Claims Review Procedure. If the claimant’s claim is denied in whole or in part, the Committee will provide the claimant, within the period described in Section 5.4(a), with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to Plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), and describes the appeals procedures and applicable filing deadlines.
If a claimant disagrees with the decision reached by the Committee, the claimant may submit a written appeal requesting a review of the decision. The claimant’s written appeal must be submitted within 60 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Committee’s decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all documents, records and other information relevant to the claim.
The Committee will generally decide a claimant’s appeal within 60 days after receipt of the appeal. If special circumstances require an extension of time for reviewing the claim, the claimant will be notified in writing. The notice will be provided prior to the commencement of the extension, describe the special circumstances requiring the extension and set forth the date the Committee will decide the appeal. Such date will not be later than 120 days from the date the Committee receives the appeal. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.
A claimant may not commence a judicial proceeding against any person, including the Plan, the Plan administrator, a Participating Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth in this Section. A claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action in an appropriate court to review the Committee’s decision on appeal, but no action may be commenced against the Company, a Participating Company, the Plan administrator, or any other Plan party after the earliest to occur of the following dates: the date that is the first anniversary of the date of the final denial of the appeal, or the date that is 1 year from the date a cause of action accrued, provided that a claim timely filed within 1 year from the date it originally accrued and timely appealed in the event of denial shall always be subject to the 90-day period measured from the denial of the appeal. For purposes of this Section, a cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that the Company, a Participating Company, the Plan administrator, or any other Plan party has clearly repudiated the claim or legal position which is the subject of the action, regardless of whether such person has filed a claim in accordance with the provisions of this Section.

Subject to the Plan’s administrative review processes, all controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the Western District of New York.
(c)    Burden of Proof. Notwithstanding anything herein to the contrary, to the extent a person asserts entitlement to benefits based upon facts not contained in the Plan’s records, such individual shall be required to provide satisfactory affirmative evidence of such facts. For avoidance of doubt, if an individual claims entitlement to benefits based upon Compensation or service that are not reflected in the Plan’s records, such individual must provide satisfactory affirmative evidence of such Compensation or service. The Committee shall have the sole and exclusive discretion to determine whether the above-referenced affirmative evidence is satisfactory.
5.Section 7.3 is revised to read as follows:

7.3    Domestic Relations Orders. Notwithstanding the foregoing, all or a portion of an Employee’s benefits under the Plan may be paid to another person as specified in a domestic relations order that the Committee, or its delegate, determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(1)    issued pursuant to a State’s domestic relations law;
(2)    relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
(3)    creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant (an “Alternate Payee”) to receive all or a portion of the Participant’s benefits under the Plan;
(4)    requires payment of an Employee’s benefit to an Alternate Payee in a form that maintains value equivalence and does not accelerate the payment of benefits; and
(5)    meets such other requirements, terms, and conditions established by the Committee, or its delegate.
The Committee, or its delegate, shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Committee, or its delegate, may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures as it deems relevant.
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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on its behalf this 16th day of December, 2025.

CORNING INCORPORATED

By:        /s/ John P. MacMahon__________
Print Name:    John P. MacMahon
Print Title:    Senior Vice President – Global Compensation and Benefits